Exhibit 99.1

FOR IMMEDIATE RELEASE

AMERICAN VANGUARD ACQUIRES ANIMAL HEALTH PRODUCT LINE

Newport Beach, CA — December 23, 2003 — American Vanguard Corp. (AMEX:AVD) today announced that AMVAC Chemical Corporation (AMVAC), a wholly-owned subsidiary of the Company, completed the acquisition of certain assets related to the active ingredient dichlorvos (“DDVP”) used in the animal health business and marketed primarily under the trade name Nuvan® from Novartis Animal Health, Inc., a business unit of Novartis AG (NYSE:NVS). The terms were not disclosed.

As stated when the definitive agreement was announced on November 20, 2003, AMVAC expects Nuvan to generate sales of approximately $5 million in the first year and anticipates sales levels expanding as the Company develops customer relationships. The Company plans to begin selling the acquired products in the first quarter of 2004 to the existing customer base established by Novartis in over 30 countries, excluding the U.S.

Since 1975, AMVAC has manufactured a technical form of DDVP, used primarily in specialty markets as a broad-spectrum household and specialty insecticide. Nuvan, which is used primarily for animal health to control flies and ecto-parasites, will expand the Company’s animal health segment as well as its international sales of DDVP. DDVP products are highly effective in controlling, in enclosed spaces, a wide variety of pests including mosquitoes, flies, and cockroaches. AMVAC has been the primary generator of data to support the registration of DDVP products worldwide, as well as the primary data holder for DDVP since 1975.

About American Vanguard

American Vanguard Corporation is a diversified specialty and agricultural products company that develops and markets products for crop protection and management, turf and ornamentals management and public and animal health. The Company’s basic strategy is to acquire brand name, niche product lines from larger companies that divest mature products to focus on newly discovered molecules. During 2003, American Vanguard was recognized as one of Business Week’s Hot Growth Companies (#94), Fortune Small Business’ America’s 100Fastest Growing Small Companies (#35) and Forbes’ Hot Shots: 200 Up and Coming Companies (#23). To learn more about American Vanguard, please reference the Company’s web site at www.american-vanguard.com

The Company, from time to time, may discuss forward-looking information. Except for the historical information contained in this release, all forward-looking statements are estimates by the Company’s management and are subject to various risks and uncertainties that may cause results to differ from management’s current expectations. Such factors include weather conditions, changes in regulatory policy and other risks as detailed from time-to-time in the Company’s SEC reports and filings. All forward-looking statements, if any, in this release represent the Company’s judgment as of the date of this release.

CONTACT:	-OR-	AVD’S INVESTOR RELATION FIRM
American Vanguard Corporation		The Equity Group Inc.
Eric G. Wintemute, President & CEO		www.theequitygroup.com
James A. Barry, Senior Vice President & CFO		Lauren Barbera
Glen Johnson, Senior Vice President of AMVAC		lbarbera@equityny.com
(949) 260-1200		(212) 836-9610
(212) 836-9604

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